Exhibit 99.1

November 1, 2011

Re: Third Quarter 2011 Wells Limited Partnership Account Summary and Fact Sheet(s)

Dear Wells Limited Partnership Investor:

We are pleased to enclose your third quarter limited partnership update. Your packet includes the following materials:

•	Partnership Account Details of all your account activity in the third quarter.

•	A Third Quarter 2011 Fact Sheet for each Partnership Fund in which you are a limited partner.

•
A Consolidated Partnership Distribution Summary, which may include Net Sale Proceeds from the sale of certain properties, operating distributions (quarterly amounts paid out of net cash flow from operations) and withholdings deducted during the third quarter.

•	A Consolidated Distribution Check - Please see the enclosed Fact Sheet(s) for more information about distributions.

As in previous quarters, I encourage you to review the Fact Sheet(s) for a comprehensive overview of the Partnership's portfolio, property activity, and current return.

Please note you can also access the Partnership's latest SEC quarterly filings online at your convenience by visiting www.WellsREF.com. Once there, simply click on “Wells Limited Partnerships” and select your specific Limited Partnership to view all related filings.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET).
It is our privilege to serve you, and we thank you for being a Wells Limited Partnership investor.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Enclosures

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6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8198 www.WellsREF.com

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

LPMPLTRI1109-0606INVA